Exhibit 4.3

Execution Copy

BOARD REPRESENTATION AND OBSERVATION RIGHTS AGREEMENT

THIS BOARD REPRESENTATION AND OBSERVATION RIGHTS AGREEMENT, dated as of March 16, 2016 (this “Agreement”), is entered into by and among Targa Resources Corp., a Delaware corporation (the “Company”), and Stonepeak Target Holdings LP (“Stonepeak” or the “Purchaser”). The Company and the Purchaser are herein referred to as the “Parties.” Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Series A Preferred Stock Purchase Agreement, dated as of February 18, 2016 (as amended by Amendment No. 1 thereto dated March 3, 2016 and by Amendment No. 2 thereto dated March 15, 2016), by and among the Company and the Purchaser (the “Purchase Agreement”).

Recitals

WHEREAS, pursuant to, and subject to the terms and conditions of, the Purchase Agreement, the Company has agreed to issue and sell Series A Preferred Stock (the “Preferred Stock”) and Warrants that will be exercisable for shares of Common Stock of the Company to the Purchaser and certain other third party purchasers;

WHEREAS, to induce the Parties to enter into the transactions evidenced by the Purchase Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the Closing of the transactions contemplated by the Purchase Agreement;

WHEREAS, the Purchaser’s investment in the Company pursuant to the Purchase Agreement is expected to benefit the Company;

WHEREAS, the Purchaser will receive valuable consideration as a result of the investment in the Company pursuant to the Purchase Agreement;

WHEREAS, to induce the parties to enter into the transactions contemplated, the Company desires to provide the Purchaser with certain observation and designation rights in respect of the board of directors of the Company (the “Board”);

WHEREAS, the Board has determined it to be in the best interests of the Company to provide the Purchaser with such observation and designation rights in respect of the Board, pursuant to the terms of this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

Agreement

Section 1. Board Observation Rights.

(a) Beginning on the date of this Agreement and ending on the date that the Purchaser and its Affiliates (collectively, the “Purchaser Group Members”) no longer own at least 50%

of the Preferred Stock issued to the Purchaser Group Members on the Closing Date (the “Board Rights Termination Date” and such period from the date of this Agreement to the Board Rights Termination Date, the “Observation Period”), the Company hereby grants the Purchaser the option and right, exercisable at any time during the Observation Period by delivering a written notice of such appointment to the Company (the “Observer Notice”), to appoint a single representative (the “Board Observer”), to attend all meetings (including, without limitation, telephonic meetings) of the full Board during the Observation Period in an observer capacity. The Board Observer shall not constitute a member of the Board and shall not be entitled to vote on, or consent to, any matters presented to the Board. For the avoidance of doubt, the Board Observer shall have no right to attend any meeting of any committee of the full Board (each, a “Committee”). The Board Observer shall be provided access to all Board materials and information as provided on the same terms and in the same manner as provided to the other members of the Board. The Board Observer shall have the right to request to attend the executive sessions of the Board, subject to approval by the Board.

(b) The Company shall (i) give the Board Observer notice of the applicable meeting or action taken by written consent at the same time and in the same manner as notice is given to the members of the Board, (ii) provide the Board Observer with access to all materials and other information (including, without limitation, access to minutes of meetings or written consents of the full Board) given to the members of the Board in connection with such meetings or actions taken by written consent at the same time and in the same manner such materials and information are furnished to such members of the Board, and (iii) provide the Board Observer with all rights to attend (whether in person or by telephone or other means of electronic communication as solely determined by the Board Observer) such meetings as a member of the Board. The Board Observer shall agree to maintain the confidentiality of all non-public information and proceedings of the Board and to enter into, comply with, and be bound by, in all respects, the terms and conditions of a confidentiality agreement, substantially in the form attached hereto as Annex A (the “Confidentiality Agreement”); provided, however, upon request from any Purchaser Group Member, the Board Observer shall provide, on a confidential basis, such non-public material and information to such Purchaser Group Member; provided that such Purchaser Group Member has agreed to comply with and be bound by, in all respects, the Confidentiality Agreement. For the avoidance of doubt, the recipient of such confidential information from the Board Observer may further provide such information to any legal counsel, accountant and financial advisor that has been engaged by such recipient to discuss such matters or information; provided, that any such recipient agrees and acknowledges in writing that they are bound by the provisions of the Confidentiality Agreement.

(c) Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the Company reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof if the Board reasonably determines, in good faith, that such access would prevent the members of the Board from engaging in attorney-client privileged communication; provided, however, that such exclusion shall be limited to the portion of the material and/or meeting that is the basis for such exclusion and shall not extend to any portion of the material and/or meeting that does not involve or pertain to such exclusion. Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the Board Observer must notify the Board of any conflicts of interest between the Board Observer or its affiliates and the Company, and if such conflict of interest is to be discussed at a meeting of the Board, the Board reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof and the Board Observer shall recuse himself or herself from any discussions regarding the conflict of interest.

(d) From and after the Board Rights Termination Date, the rights of the Purchaser in Sections 1(a) and Section 1(b) shall cease.

(e) For the avoidance of doubt, the Board Observer in its capacity as a Board Observer shall have (i) no fiduciary duty to the Company and (ii) no obligations to the Company under this Agreement, except as described in Section 1 of this Agreement, or to any stockholder.

Section 2. Board Designation Rights.

(a) In the event that the Board Observer becomes a member of the Board of Directors in accordance with Section 4(h) of the Certificate of Designations (any such member, a “Purchaser Designated Director”), the Board Observer shall cease to be a Board Observer under this Agreement, and any rights of the Purchaser with respect to the Board Observer under this Agreement shall cease to exist; provided, however, in the event that the director designation right in Section 4(h) of the Certificate of Designations shall cease to exist in accordance with the terms thereof, any such former director shall immediately and automatically be the Board Observer pursuant to Section 1(a), and the Purchaser shall have the rights with respect to the Board Observer as set forth in this Agreement; provided further, however, that the Purchaser shall cause any Purchaser Designated Director designated pursuant to Section 4(h) of the Certificate of Designations then serving as a member of the Board to resign as a member of the Board on the Board Rights Termination Date.

(b) Any such Purchaser Designated Director shall, as determined in the reasonable judgment of the Board, (i) have the requisite skill and experience to serve as a director of a public company, (ii) not be prohibited from serving as a director pursuant to any rule or regulation of the Securities and Exchange Commission (the “Commission”) or any national securities exchange on which the Company’s shares of common stock are then listed or admitted to trading, and (iii) not be an employee or director of any Industry Competitor. In the event that the Board determines in its reasonable judgment that a Purchaser Designated Director does not meet any of the qualifications set forth in the immediately preceding sentence, the Board shall promptly deliver to the Purchaser a statement describing the circumstances pursuant to which such Purchaser Designated Director does not meet such qualifications.

(c) A Purchaser Designated Director may be removed or replaced by the Purchaser at any time or by a majority of the remaining Directors for “cause” (as defined below), but not by any other Party; and any vacancy occurring by reason of the death, disability, resignation, removal or other cessation of a person serving as a Purchaser Designated Director, and with respect to any removal or replacement for “cause” or for any other vacancy for any reason the Purchaser shall have the right for the ensuing 30 days, subject to the other provisions of Section 2, to designate in writing furnished to the Nominating and Governance Committee of the Board the person to be appointed by the Board as the Purchaser Designated Director to fill the resulting vacancy (subject to such designee meeting the standards set forth in Section 2(b)). As used herein, “cause” means that a Purchaser Designated Director (i) is prohibited from serving as a director of the Company under any rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is then-listed; (ii) while serving as a Purchaser Designated Director, is convicted by a court of competent jurisdiction of a felony; (iii) a court of competent jurisdiction has entered a final, non-appealable judgment finding the Purchaser Designated Director liable for gross negligence, recklessness, fraud or willful misconduct against the Company (including, but not limited to, intentionally or willfully failing to observe the obligation of confidentiality contained in Section 4(a)); (iv) is determined to have acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of the Company (provided, however, voting as a Purchaser Designated Director solely in the interest of the Purchaser, or any effect on the Company as a result of the foregoing, shall be deemed not to result in a material detriment to the assets, business or prospects of the Company); (v) a court of competent jurisdiction has entered, a final, non-appealable judgment finding a Purchaser Designated Director to be mentally incompetent, which mental incompetency directly affects his or her ability to serve as a director of the Company; or (vi) is terminated, removed or resigns for any reason from his or her position, if any, with any such Purchaser Group Member at which a Purchaser Designated Director is then employed.

(d) The Purchaser agrees, upon the Company’s request, to timely provide the Company with accurate and complete information relating to a Purchaser Designated Director as may be required to be disclosed by the Company under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(e) At all times while either of the Purchaser Designated Directors are serving as members of the Board or the Board Observer is serving in such capacity in accordance with Section 1 of this Agreement, such Board Observer and the Purchaser Group Members may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company, the Board and their Affiliates shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper; provided, however, that this Section 2(e) is subject to the conflicts of interest provisions of Section 1(c). None of the Board Observer, the Purchaser or their respective Affiliates shall be obligated to present any investment opportunity to the Company even if such opportunity is of a character that the Company or any of their respective subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each of the Board Observer, the Purchaser and their respective Affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such investment opportunity. Notwithstanding the foregoing, the Board Observer shall be subject to, and comply with, the requirement to maintain confidential information pursuant to this Agreement.

(f) The Company shall provide and maintain (or reimburse a Purchaser Designated Director for the cost of) insurance (“D&O Insurance”), on behalf of a Purchaser Designated Director, against any liability that may be asserted against, or expense that may be incurred by, such Purchaser Designated Director in connection with the Company’s activities or such Purchaser Designated Director’s activities on behalf of the Company, on the same terms and in the same manner that such D&O Insurance is provided and maintained for the other members of the Board.

(g) Promptly upon the designation of a Purchaser Designated Director, the Company shall enter into and maintain an indemnification agreement with such Purchaser Designated Director so as to indemnify such person and provide for the advancement of expenses therefor on the same terms and in the same manner as provided in the most recent such agreement that was entered into and maintained by the Company with a member of the Board.

Section 3. Additional Covenant

In connection with any redemption pursuant to Section 8(c) of the Certificate of Designations (as defined below) that constitutes a Going-Private Transaction (as defined below), Stonepeak shall have the option to acquire, at a per-share price and on such other reasonable and customary terms as may be agreed by Stonepeak and the surviving entity, common equity in the surviving entity with an aggregate value (based on such mutually agreed per-share price) up to the amount of Applicable Redemption Proceeds (as defined below). Such option may be exercised by written notice delivered to the Company or surviving entity, as applicable, by Stonepeak within 10 calendar days following any Change of Control Redemption Notice pursuant to Section 8(e) of the Certificate of Designations relating to a transaction which constitutes a Going-Private Transaction. “Applicable Redemption Proceeds” means the aggregate proceeds to be received by Stonepeak pursuant to any required redemption pursuant to Section 8(c) of the Certificate of Designations that constitutes a Going-Private Transaction. “Certificate of Designations” means that certain Certificate of Designations of Series A Preferred Stock of Targa Resources Corp. “Going-Private Transaction” means a transaction or series of transactions which constitutes a Change of Control under the Certificate of Designations and as a result of which the Company terminates its public company status and related reporting obligations under the Securities Exchange Act of 1934, as amended, and, if the Company is not the surviving entity, the surviving entity is not a public company which is subject to the reporting obligations of the Securities Exchange Act of 1934, as amended.

Section 4. Miscellaneous.

(a) Confidentiality. Each Board Observer and Purchaser Designated Director shall agree to maintain the confidentiality of all non-public information and proceedings of the Board and to enter into, comply with, and be bound by, in all respects, the terms and conditions of a Confidentiality Agreement; provided, however, upon request from a Purchaser Group Member, a Board Observer or Purchaser Designated Director shall provide, on a confidential basis, such non-public information to such Purchaser Group Member; provided that such Purchaser Group Member has agreed to comply with and be bound by, in all respects, the Confidentiality Agreement. For the avoidance of doubt, the recipient of such confidential information from a Board Observer or Purchaser Designated Director may further provide such information to (i) any other Purchaser Group Member and (ii) any legal counsel that has been engaged by such recipient to discuss such matters or information; provided, that any such recipient in clause (i) or (ii) agrees and acknowledges in writing that they are bound by the provisions of the Confidentiality Agreement. The Purchaser agrees to indemnify the Company from any and all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever arising from the breach by a Board Observer or Purchaser Designated Director of the confidentiality obligations under the Confidentiality Agreement or this Section 4(a).

(b) Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by the Company or any of its Affiliates or the Purchaser Group Members set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

(c) Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in the Purchase Agreement.

(d) Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(e) Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(f) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(g) No Waiver; Modifications in Writing.

(i) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(h) Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(i) Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties.

(j) Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

(k) Specific Enforcement. Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(l) Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

TARGA RESOURCES CORP.

By:	/s/ Matthew J. Meloy
Name:	Matthew J. Meloy
Title:	Executive Vice President and Chief Financial Officer

PURCHASER:

STONEPEAK TARGET HOLDINGS LP

By:	STONEPEAK ASSOCIATES II LLC, its
general partner

By:	STONEPEAK GP HOLDINGS II LP, its
sole member

By:	STONEPEAK GP INVESTORS II LLC, its
general partner

By:	STONEPEAK GP INVESTORS
MANAGER LLC, its managing member

By:	/s/ Michael Dorrell
Michael Dorrell
Managing Member

Signature Page to Board Representation and Observation Rights Agreement

ANNEX A

FORM OF CONFIDENTIALITY AGREEMENT

                    , 20

Targa Resources Corp.

1000 Louisiana Street, Suite 4300

Houston, Texas 77002

Attn:

Dear Ladies and Gentlemen:

Pursuant to Section 4(a) of that certain Board Representation and Observation Rights Agreement (the “Board Rights Agreement”), dated as of March 16, 2016, by and among Targa Resources Corp., a Delaware corporation (the “Company”) and Purchaser (the “Purchaser”), the Purchaser has exercised its right to appoint the undersigned as [an observer (the “Board Observer”)/its representative (the “Purchaser Designated Director”)] to the board of directors of the Company (the “Board”), although the individual serving as the [Board Observer/Purchaser Designated Director] may be changed from time to pursuant to the terms of the Board Rights Agreement and upon such other individual signing a confidentiality agreement in substantially the form hereof. The [Board Observer/Purchaser Designated Director] acknowledges that at the meetings of the Board and at other times the [Board Observer/Purchaser Designated Director] may be provided with and otherwise have access to non-public information concerning the Company and their Affiliates. Capitalized terms used but not otherwise defined herein, shall have the respective meanings ascribed therefor in the Board Rights Agreement. In consideration for and as a condition to the Company furnishing access to such information, the [Board Observer/Purchaser Designated Director] hereby agrees to the terms and conditions set forth in this letter agreement (the “Agreement”):

1. As used in this Agreement, subject to Paragraph 3 below, “Confidential Information” means any and all non-public financial or other non-public information concerning the Company and its Affiliates that may hereafter be disclosed to the Board Observer by the Company, its Affiliates or by any of their directors, officers, employees, agents, consultants, advisors or other representatives (including financial advisors, accountants or legal counsel) of the Company (the “Representatives”), including all notices, minutes, consents, materials, ideas or other information (to the extent constituting information concerning the Company and its Affiliates that is non-public financial or other non-public information) provided to the [Board Observer/Purchaser Designated Director].

2. Except to the extent permitted by this Paragraph 2 or by Paragraph 3 or 4, the [Board Observer/Purchaser Designated Director] shall keep such Confidential Information strictly confidential, and the [Board Observer/Purchaser Designated Director] shall not use any Confidential Information made available to the [Board Observer/Purchaser Designated Director] in his or her capacity as a member of the Board for any purpose other than management of the business and operations of the Company, or gathering information on behalf of his or her Affiliates in his or her observer capacity; provided, that the [Board Observer/Purchaser

Designated Director] may, upon request from a Purchaser Group Member, share Confidential Information with such Purchaser Group Member so long as such individuals or entities agree to comply with, and be bound by, in all respects, the terms of this Agreement. For the avoidance of doubt, the recipient of such Confidential Information from the [Board Observer/Purchaser Designated Director] may further provide such Confidential Information to (i) any other Purchaser Group Member and (ii) any legal counsel that has been engaged by such recipient to discuss such matters or Confidential Information; provided, that any such recipient in clause (i) or (ii) above agrees and acknowledges in writing to be bound by the terms of this Agreement. The [Board Observer/Purchaser Designated Director] may not record the proceedings of any meeting of the Board by means of an electronic recording device.

3. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than (a) as a result of a disclosure by the [Board Observer/Purchaser Designated Director] in violation of this Agreement or (b) in violation of a confidentiality obligation to the Company known to the [Board Observer/Purchaser Designated Director], (ii) is or becomes available to the [Board Observer/Purchaser Designated Director] on a non-confidential basis from a source not known to have an obligation of confidentiality to the Company, (iii) was already known to the [Board Observer/Purchaser Designated Director] at the time of disclosure, or (iv) is independently developed by the [Board Observer/Purchaser Designated Director] without reference to any Confidential Information disclosed to the [Board Observer/Purchaser Designated Director].

4. In the event that the [Board Observer/Purchaser Designated Director] is legally required or compelled to disclose the Confidential Information, the [Board Observer/Purchaser Designated Director] shall use reasonable best efforts, to the extent permitted and practicable, to provide the Company with prompt prior written notice of such requirement so that the Company may seek, at such entities sole expense and cost, an appropriate protective order. If in the absence of a protective order, the [Board Observer/Purchaser Designated Director] is nonetheless legally required or compelled to disclose Confidential Information, the [Board Observer/Purchaser Designated Director] may disclose only the portion of the Confidential Information or other information that it is so legally required or compelled to disclose.

5. All Confidential Information disclosed by the Company or its Representatives to the [Board Observer/Purchaser Designated Director] is and will remain the property of the Company, so long as such information remains Confidential Information.

6. It is understood and acknowledged that neither the Company nor any Representative makes any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof.

7. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by the [Board Observer/Purchaser Designated Director] and that the Company shall be entitled to seek specific performance or any other appropriate form of equitable relief as a remedy for any such breach in addition to the remedies available to the Company at law.

8. This Agreement is personal to the [Board Observer/Purchaser Designated Director], is not assignable by the [Board Observer/Purchaser Designated Director] and may be

modified or waived only in writing. This Agreement is binding upon the parties hereto and their respective successors and assigns and inures to the benefit of the parties hereto and their respective successors and assigns.

9. If any provision of this Agreement is not enforceable in whole or in part, the remaining provisions of this Agreement will not be affected thereby. No failure or delay in exercising any right, power or privilege hereunder operates as a waiver thereof, nor does any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

11. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement. Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

[ ]

Agreed to and Accepted, effective as of the

        day of                 , 20     :

[NAME OF BOARD OBSERVER/PURCHASER DESIGNATED DIRECTOR]